Putnam RetirementReady 2035 Fund
7/31/05 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	 	71
Class B        *
Class C 		*

72DD2 (000s omitted)

Class M		*
Class R	     *
Class Y		99

73A1
Class A	0.454
Class B	0.437
Class C	0.381

73A2
Class M	0.438
Class R	0.438
Class Y	0.474

74U1 (000s omitted)

Class A		306
Class B		1
Class C		*

74U2 (000s omitted)

Class M		*
Class R		*
Class Y		275

* Represents less than 1(000s omitted)

74V1

Class A		 69.50
Class B		 67.35
Class C		 67.41

74V2

Class M		 67.47
Class R		 67.61
Class Y		 75.37